Exhibit 99.2

          Pro Forma Reconciliation to Net Asset Value

	Total NAV	Shares Outstanding	NAV Per Share
NAV 12/31/2023	$30,721,034	1,574,308	$19.51
Rights Offering	4,418,380	625,000
Proforma NAV 12/31/2023	$35,139,414	2,199,308	$15.98